Exhibit 99.1

May 23, 2003

FOR:
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Stephen Anderson (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES
ANNUAL MEETING HIGHLIGHTS

ST.     PAUL, May 23, 2003 – MEDTOX Scientific, Inc. (AMEX-TOX), announced today the results of its annual meeting of shareholders held Thursday, May 22, 2003.

Shareholders elected two incumbent directors, Samuel C. Powell, Ph.D., and Robert A. Rudell, MBA, to three-year terms expiring in 2006. Powell, a director since 1986 and former chairman of the board of directors, and Rudell, former president of Zurich Scudder Retirement Services, join Richard J. Braun, MBA, JD, CPA, MEDTOX’s chairman of the board, president and chief executive officer, Brian P. Johnson, MBA, Harry W. Alcorn, Jr., Pharm.D. and Robert J. Marzec, CPA, whose terms expire in 2004 and 2005, as directors on the MEDTOX six-member board of directors.

In his presentation to shareholders attending the meeting, MEDTOX chief executive officer Richard Braun covered the Company’s financial and operational highlights in 2002 and the first quarter of 2003. These highlights included comments addressing:

o	The top-line revenue growth of 6% that MEDTOX achieved in 2002
o	The continued strong growth of the Company's customer base
o	The impact of the economic downturn on the Company's ongoing operations
o	Six Sigma and cost-cutting initiatives
o	The recent approval of MEDTOX's lateral flow test strip patent (issued 5-20-03, Patent #6,566,051)

The Company’s Chief Marketing Officer, Jim Schoonover, also presented to shareholders, describing the recent implementation of MEDTOX’s proprietary Drug Abuse Recognition (DAR) system. “With DAR, we have found a way to provide our clients with a value-added service closely related to our drug testing competencies,” said Schoonover. He further explained, “In the future, state governments are going to demand that we provide them with a way to do more with less money, and with DAR, we feel we have a program that meets those needs.” Schoonover went on to describe the benefits of the DAR program that include the:

o	Real-time nature of the drug detection system
o	7-step formal screening process
o	The synergies that exist between the DAR system and MEDTOX devices
o	Benefits to clients that include cost savings and a trained and certified work force

MEDTOX Scientific, Inc.
May 23, 2003

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. To be automatically alerted by e-mail about company information, please go to http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=tox&script=1900 and follow the directions on the page. For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company’s 2002 Annual Report on Form 10-K and incorporated herein by reference.

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